FILED

  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                             ORBIS DEVELOPMENT INC.

Bobby Combs certifies that:

        1. The original articles were filed with the Office of the Secretary of State on October 10, 1995.

        2. As of the date of this certificate, 12,500,000 shares of stock of the corporation have been issued.

        3. Pursuant to a shareholders meeting at which is excess of 51% voted in favor of the following amendment, the company hereby adopts the following amendments to the amendment of the Articles of Incorporation of this Corporation.

                        1. The Name of Corporation is:

                                          Struthers, Inc.

                        4. The capital stock shall consist of 100,000,000 shares
                           of common stock $0.001 par value.

        4. The Company also voted for a 2 for 1 forward split leaving 25,000,000 shares of outstanding of which 20,000,000 are free trading shares and 5,000,000 are restricted.

                                                /s/ BOBBY COMBS
                                                -------------------------------
                                                Bobby Combs, President/Director

State of Nevada
         ------    ss
County of Clark
          -----

On 6/18/98, personally appeared before me, a Notary public, Bobby Combs, who acknowledged that she executed the above instrument.

                                                      /s/ BRIDGET S. RICHARDS
                                                      -------------------------
                                                      A Notary PUblic in and for
                                                      said County and State